BRT APARTMENTS CORP. REPORTS FIRST QUARTER 2023 RESULTS

– Affirms Full Year 2023 Guidance –

Great Neck, New York – May 8, 2023 – BRT APARTMENTS CORP. (NYSE: BRT), a real estate investment trust that owns, operates, and, to a lesser extent, holds interests in joint ventures that own multi-family properties, today reported results for the first quarter ended March 31, 2023.

Highlights

•Reported results for the first quarter of 2023 of a net loss of $4.1 million, or $(0.21) per diluted share, Funds from Operations, or FFO, of $0.28 per diluted share and Adjusted Funds from Operations, or AFFO, of $0.36 per diluted share.
•Equity in earnings of unconsolidated joint ventures was $815,000 in the first quarter of 2023 and $1.2 million for the corresponding 2022 quarter.
•Combined Portfolio NOI increased 1.0% for the first quarter when compared with the prior-year period; the Company estimates that it would have reported a Combined Portfolio NOI increase of 3.6% after adjusting for the difference between contractual insurance premiums and the timing effect of early cancellation costs related to the implementation of the new master insurance policy plus water damage repairs at a property and storm-related expenses, the latter of which is expected to be largely recovered through insurance claims.
•Fully repaid outstanding borrowings of $19 million on the $60 million credit facility with proceeds from a fixed-rate mortgage loan secured by Silvana Oaks in North Charleston, SC.
•Affirmed full year 2023 guidance and accompanying assumptions previously issued on March 14, 2023.

See the reconciliations provided later in this release of FFO, AFFO and Combined Portfolio NOI, to net income, as calculated in accordance with GAAP, and the definitions of such terms under "Non-GAAP Financial Measures and Definitions."

Jeffrey A. Gould, President and Chief Executive Officer stated, “The underlying performance of the portfolio was in line with our expectations with combined portfolio revenue up 7.1%, average monthly rental revenue up 10.9% and average occupancy at 94.2%. Combined portfolio NOI increased 1.0% due to these rental increases but was offset primarily by the impact from higher insurance and storm-related expenses. We expect sequential improvement in Combined Portfolio NOI through the year. The spring leasing season is well underway, and we are seeing operational improvements with Combined Portfolio rent spreads in April up 4.6% on a blended basis. Those positive trends to date in the second quarter should enable us to outperform the winter months and take advantage of the strong demand in our markets.”

“We are on schedule with the expected disposition of Chatham Court Reflections in the second quarter and the acquisition of The Winterfield at Midlothian by year end. We have significantly reduced our outstanding exposure to higher interest rates and have no debt maturities until 2025. Our $73 million in liquidity also enhances the flexibility to selectively pursue new opportunities that meet our stringent underwriting criteria.”

First Quarter Financial and Operating Results
•Net loss attributable to common stockholders for the quarter ended March 31, 2023 was $4.1 million, or $0.21 per diluted share, compared to net income attributable to common stockholders of $11.5 million, or $0.62 per diluted share, for the corresponding 2022 quarter. The prior-year period included BRT’s $13.0 million (or $0.70 per diluted share) share of a gain from the sale of a property owned by an unconsolidated subsidiary.
•FFO was $5.3 million, or $0.28 per diluted share, in the current quarter, compared to $6.5 million, or $0.35 per diluted share, in the corresponding 2022 quarter, primarily due to increased corporate level interest expense and increased amortization of restricted stock and restricted stock unit expense.
•AFFO was $6.9 million, or $0.36 per diluted share, in the first quarter of 2023, compared to AFFO of $7.2 million, or $0.39 per diluted share, in the corresponding 2022 quarter, primarily due to increased corporate level interest expense.
•Equity in earnings of unconsolidated joint ventures for the current quarter was $815,000 compared to $1.2 million in the corresponding quarter of the prior year.
•Combined Portfolio NOI in the current quarter increased by 1.0% to $15.5 million; the Company estimates that it would have reported Combined Portfolio NOI of 3.6% after adjusting for the difference between contractual insurance premiums and the timing effect of early cancellation costs related to the implementation of the new master insurance policy plus water damage repairs at a property and storm-related expenses, the latter of which is largely expected to be recovered through insurance claims. The Company estimates the combined impact from all of these expenses totaled approximately $396,000 in the first quarter.
•Diluted per share net income, FFO and AFFO during the quarter ended March 31, 2023 reflect the approximate 567,000 increase in weighted average shares of common stock outstanding, primarily due to stock issuances pursuant to the Company’s at-the-market offering, equity incentive and dividend reinvestment programs during 2022.
•For leases signed during the first quarter in the Combined Portfolio, the Company experienced a 6.7% increase on renewal leases, a 3.3% increase on new leases and a 5.3% increase on a blended basis. The rent-to-income ratio for all new leases signed in the first quarter is 25%. For leases signed during the month of April 2023, the Company experienced a 5.6% increase on renewals, a 3.5% increase on new leases and a 4.6% increase on a blended basis.

Transaction and Financing Activity
•As previously reported, on February 24, 2023, the Company closed on a new, interest-only mortgage secured by Silvana Oaks in the amount of $21.2 million at a fixed rate of 4.45% and a maturity date of March 2033. The proceeds from the financing were used to pay off in full the outstanding balance of $19 million on the Company’s $60 million credit facility.
•As previously announced, in March 2023, the Company entered into an agreement to acquire a 238-unit multifamily property constructed in 2019 and located in Richmond, VA, for a purchase price of approximately $62.5 million. The purchase price includes the assumption of approximately $32 million of mortgage debt bearing an interest rate of 3.34% and maturing in 2061. BRT anticipates that this transaction will be completed by year end.
•As previously announced, in March 2023, the unconsolidated joint venture that owns Chatham Court and Reflections, a 494-unit multi-family property located in Dallas, TX, and in which the Company has a 50% interest, agreed to sell the property. BRT’s share of the gain from this sale is estimated to be approximately $14.6 million and its share of the related early extinguishment of debt charge to be $167,000. The Company anticipates that this sale will be completed in the second quarter of 2023 and result in an IRR of 22% over a seven-year hold with approximately $19 million in net proceeds available to deploy for new investment opportunities.

Debt Metrics and Liquidity
At March 31, 2023, BRT’s available liquidity was approximately $75.3 million, comprised of $15.3 million of cash and cash equivalents and $60.0 million available under its credit facility.

At May 1, 2023, BRT’s available liquidity was approximately $73.4 million, including $13.4 million of cash and cash equivalents and up to $60.0 million available under its credit facility. At May 1, 2023, the interest rate on the facility was 8.00%.

Guidance for Full Year 2023
The Company affirmed its full year 2023 guidance and accompanying assumptions previously issued on March 14, 2023.

Conference Call and Webcast Information
The Company will host a conference call and webcast to review its results and 2023 outlook with investors and other interested parties at 9:00 a.m. ET on Tuesday, May 9, 2023. To participate in the conference call, callers from the United States and Canada should dial 1-877-300-8521, and international callers should dial 1-412-317-6026, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab.

A replay of the conference call will be available after 12:00 p.m. ET on Tuesday, May 9, 2023 through 11:59 p.m. ET on Tuesday, May 23, 2023. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 10177093.

Supplemental Financial Information
In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s investor relations website under the caption “Financials – Quarterly Results.” When available, the Company will post a transcript of its quarterly earnings call to the Quarterly Results page.

Non-GAAP Financial Measures
BRT discloses FFO, AFFO, NOI and Combined Portfolio NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt, our straight-line rent accruals, restricted stock and RSU compensation expense, fair value adjustment of mortgage debt, gain on insurance recovery, insurance recovery from casualty loss and deferred mortgage and debt costs (including, in each case as applicable, from its share of its unconsolidated joint ventures). Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in earnings (loss) of unconsolidated joint ventures and equity in earnings from the sale of unconsolidated joint venture, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate and partnership interest, and (3) gain on insurance recoveries related to casualty loss.

BRT defines “Combined Portfolio” as the consolidated same store properties, the unconsolidated same store properties presented on a pro rata share basis, and the other multifamily properties that BRT currently owns presented at 100% ownership for all periods presented. The Combined Portfolio includes 29 properties totaling 8,201 units for the first quarter ended March 31, 2023.

The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. BRT uses pro rata share to help provide a better understanding of the impact of its unconsolidated joint ventures on its operations. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than

(and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of its operations and accounts as presented in accordance with GAAP.

The accounts and results for remaining properties in which the partner interest was purchased by BRT had previously been reflected in our unconsolidated results for the entirety of the periods being presented. As a result, in order to help ensure the comparability of our Combined Portfolio NOI for the periods presented, we are including 100% of the NOI of these properties for the periods prior to their acquisition of the partners’ interests.

BRT believes that FFO, AFFO, NOI and Combined Portfolio NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO, AFFO and NOI to be useful in evaluating property acquisitions and dispositions. BRT views Combined Portfolio NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions, dispositions or partner buyouts during the periods.

FFO, AFFO, NOI and Combined Portfolio NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO, NOI and Combined Portfolio NOI should not be considered to be an alternative to net income as a reliable measure of BRT’s operating performance; nor should FFO, AFFO, NOI and Combined Portfolio NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information
BRT considers some of the information set forth herein to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property acquisition and disposition activity, joint venture activity, development and value add activity and other capital expenditures, and capital raising and financing activity, as well as revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which are in some cases are beyond our control, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved, and investors are cautioned not to place undue reliance on such information.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements: inability to generate sufficient cash flows due to unfavorable economic and market conditions (e.g., inflation, volatile interest rates and the possibility of a recession), changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws or other factors; adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions and dispositions on favorable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns; general and local real estate conditions, including any changes in the value of our real estate; decreasing rental rates or increasing vacancy rates; challenges in acquiring properties (including challenges in buying properties directly without the participation of joint venture partners and the limited number of multi-family property acquisition opportunities available to us), which acquisitions may not be completed or may not produce the cash flows or income expected; the competitive environment in which we operate, including competition that could adversely affect our ability to acquire properties and/or limit our ability to lease apartments or increase or maintain rental rates; exposure to risks inherent in investments in a single industry and sector; the concentration of our multi-family properties in the Southeastern United States and Texas, which makes us more susceptible to adverse developments in those markets; increases in expenses over which we have limited control, such as real estate taxes, insurance costs and utilities, due to inflation and other factors; impairment in the value of real estate we own; failure of property managers to properly manage properties; disagreements with, or misconduct by, joint venture partners; inability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures, due to, among other things, the level and volatility of interest or capital market conditions; extreme weather and natural disasters such as hurricanes, tornadoes and floods; lack of or insufficient amounts of insurance to cover, among other things, losses from catastrophes; risks associated with acquiring value-add multi-family properties, which involves greater risks than more conservative approaches; the condition of Fannie Mae or Freddie Mac, which could adversely impact us; changes in Federal, state and local governmental laws and regulations, including laws and regulations relating to taxes and real estate and related investments; our failure to comply with laws, including those requiring access to our properties by disabled persons, which could result in substantial costs; board determinations as to timing and payment of dividends, if any, and our ability or willingness to pay future dividends; our ability to satisfy the complex rules required to maintain our qualification as a REIT for federal income tax purposes; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us; our dependence on information systems and risks associated with breaches of such systems; disease outbreaks and other public health events, and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events; impact of climate change on our properties or operations; risks associated with the stock ownership restrictions of the Internal Revenue Code of 1986, as amended (the "Code") for REITs and the stock ownership limit imposed by our charter; and the other factors described in the reports we file with the SEC, including those set forth in our Annual Report on Form 10-K under the captions "Item 1. Business," "Item 1A. Risk Factors," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations".

BRT undertakes no obligation to update or revise the information herein, whether as a result of new information, future events or circumstances, or otherwise.

Additional Information
BRT is a real estate investment trust that owns, operates and, to a lesser extent, holds interests in joint ventures that own multi-family properties. As of March 31, 2023, BRT owns or has interests in 29 multi-family properties with 8,201 units in 11 states. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2023, and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: https://brtapartments.com/investor-relations. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website.

Contact:

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone: (516) 466-3100
Email: investors@BRTapartments.com
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$647,476	$651,603
Investments in unconsolidated joint ventures	41,163	42,576
Cash and cash equivalents	15,252	20,281
Restricted cash	830	872
Other assets	14,980	16,786
Total assets	$719,701	$732,118

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$423,820	$403,792
Junior subordinated notes, net of deferred costs	37,128	37,123
Credit facility, net of deferred costs	—	18,502
Accounts payable and accrued liabilities	15,419	22,631
Total Liabilities	476,367	482,048

Total BRT Apartments Corp. stockholders’ equity	243,316	250,088
Non-controlling interests	18	(18)
Total Equity	243,334	250,070
Total Liabilities and Equity	$719,701	$732,118

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Rental and other revenues from real estate properties	$22,939	$11,430
Other income	—	4
Total revenues	22,939	11,434

Expenses:
Real estate operating expenses	10,434	4,753
Interest expense	5,483	2,021
General and administrative	4,055	3,633
Depreciation and amortization	8,008	3,606
Total expenses	27,980	14,013
Total revenue less total expenses	(5,041)	(2,579)
Equity in earnings of unconsolidated joint ventures	815	1,230
Equity in earnings from sale of unconsolidated joint ventures properties	—	12,961
Gain on sale of real estate	—	6
Gain on insurance recovery	240	—
(Loss) income from continuing operations	(3,986)	11,618
Income tax provision	76	74
(Loss) income from continuing operations, net of taxes	(4,062)	11,544
Net income attributable to non-controlling interest	(36)	(36)
Net (loss) income attributable to common stockholders	$(4,098)	$11,508

Per share amounts attributable to common stockholders:
Basic and diluted	$(0.21)	$0.62

Funds from operations - Note 1	$5,282	$6,461
Funds from operations per common share - diluted - Note 2	$0.28	$0.35

Adjusted funds from operations - Note 1	$6,874	$7,243
Adjusted funds from operations per common share - diluted -Note 2	$0.36	$0.39

Weighted average number of shares of common stock outstanding:
Basic	18,064,301	17,561,802
Diluted	18,064,301	17,654,349

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$(4,098)	$11,508
Add: depreciation of properties	8,008	3,606
Add: our share of depreciation in unconsolidated joint venture properties	1,376	4,318
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	—	(12961)
Deduct: gain on sale of real estate	—	(6)
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	5,282	6,461

Adjustments for: straight-line rent accruals	19	6
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	19
Add: amortization of restricted stock and RSU expense	1,410	974
Add: amortization of deferred mortgage and debt costs	252	77
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	27	93
Add: amortization of fair value adjustment for mortgage debt	157	—
Less: gain on insurance proceeds	(240)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	(30)	(386)
Adjustments for non-controlling interests	(3)	(1)
Adjusted funds from operations attributable to common stockholders	$6,874	$7,243

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Note 2:
Net (loss) income attributable to common stockholders	$(0.21)	$0.62
Add: depreciation of properties	0.42	0.20
Add: our share of depreciation in unconsolidated joint venture properties	0.07	0.23
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	—	(0.70)
Deduct: gain on sale of real estate	—	—
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.28	0.35

Adjustments for: straight line rent accruals	—	—
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	—
Add: amortization of restricted stock and RSU expense	0.07	0.05
Add: amortization of deferred mortgage and debt costs	0.01	—
Add: our share of deferred mortgage and debt costs from unconsolidated joint venture properties	—	0.01
Add: amortization of fair value adjustment for mortgage debt	0.01	—
Less: gain on insurance proceeds	(0.01)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture	—	(0.02)
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.36	$0.39

Diluted shares outstanding for FFO and AFFO	19,137,577	18,570,639

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

Consolidated	Three Months Ended March 31,
	2023	2022
GAAP Net (loss) income attributable to common stockholders	$(4,098)	$11,508
Less: Other Income	—	(4)
Add: Interest expense	5,483	2,021
General and administrative	4,055	3,633
Impairment charge	—	—
Depreciation and amortization	8,008	3,606
Provision for taxes	76	74
Less: Gain on sale of real estate	—	(6)
Equity in earnings from sale of unconsolidated joint venture properties	—	(12,961)
Gain on insurance recoveries	(240)	—
Adjust for: Equity in (earnings) of unconsolidated joint venture properties	(815)	(1,230)
Add: Net income attributable to non-controlling interests	36	36
Net Operating Income	$12,505	$6,677

Less: Non-same store Net Operating Income	6,127	320
Same store Net Operating Income	$6,378	$6,357

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI AT UNCONSOLIDATED SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

The following tables provides a reconciliation of NOI to equity in loss of unconsolidated joint ventures as computed in accordance with GAAP for the periods presented for BRT's pro rata share of NOI at its unconsolidated subsidiaries. Also presented is the combined same store NOI for Consolidated and Unconsolidated subsidiaries:

Unconsolidated	Three Months Ended March 31,
	2023	2022
BRT's equity in earnings from sale of unconsolidated joint venture properties and equity in loss of joint ventures	$815	$14,191
Add: Interest expense	1,252	3,944
Depreciation	1,377	4,318
Loss on extinguishment of debt	—	19
Less: Gain on insurances recoveries	(30)	(386)
Gain on sale of real estate	—	(12,961)
Equity in earnings of joint ventures	(113)	(55)
Net Operating Income	$3,301	$9,070

Less: Non-same store Net Operating Income	$—	$5,900
Same store Net Operating Income	$3,301	$3,170

Consolidated same store Net Operating Income	$6,378	$6,357
Unconsolidated same store Net Operating Income	$3,301	$3,170
Buyout same store Net Operating Income	$5,859	$5,854
Combined same store Net Operating Income	15,538	15,381

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

The condensed income statements below present, for the periods indicated, a reconciliation of the information that appears in note 8 of BRT's Quarterly report on Form 10-Q to BRT's pro rata share of the operations of its unconsolidated subsidiaries:

	Three Months Ended March 31, 2023
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$12,132	$5,889	$6,243
Total revenues	$12,132	$5,889	$6,243

Expenses:
Real estate operating expenses	5,675	2,733	2,942
Interest expense	2,455	1,203	1,252
Depreciation	2,707	1,330	1,377
Total expenses	10,837	5,266	5,571
Total revenues less total expenses	1,295	623	672

Equity in earnings of joint ventures	113	—	113
Gain on insurance recoveries	65	35	30
Net loss (income)	$1,473	$658	$815	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.

	Three Months Ended March 31, 2022
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$25,231	$8,896	$16,335
Total revenues	$25,231	$8,896	$16,335

Expenses:
Real estate operating expenses	11,169	3,904	7,265
Interest expense	6,026	2,082	3,944
Depreciation	6,636	2,318	4,318
Total expenses	23,831	8,304	15,527
Total revenues less total expenses	1,400	592	808

Equity in earnings of joint ventures	55	—	55
Gain on insurance recoveries	515	129	386
Gain on sale of real estate	23,652	10,691	12,961
Loss on extinguishment of debt	(30)	(11)	(19)
Net loss	$25,592	$11,401	$14,191	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.